Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-147849) and Form S-8 (Nos. 333-141795, 333-131428) of our report dated March 24, 2008, with respect to the consolidated financial statements of SGX Pharmaceuticals, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2007.

/s/ Ernst & Young LLP

San Diego, California
March 24, 2008